The following is a transcript of the earnings conference call of RAIT Financial Trust, or RAIT, held on May 2, 2013.

DISCLAIMER

The information contained in this transcript is a textual representation of RAIT’s conference call and while efforts were made to provide an accurate transcription, there may be material errors, omissions or inaccuracies in the reporting of the substance of the conference calls. In no way does RAIT assume any responsibility for any investment or other decisions made based upon the information provided on in this event transcript. Users are advised to review RAIT’s conference call itself and RAIT’s SEC filings before making any investment or other decisions.

CORPORATE PARTICIPANTS

Andres Viroslav RAIT Financial Trust — IR

Scott Schaeffer RAIT Financial Trust — CEO

Jim Sebra RAIT Financial Trust — CFO & Treasurer

PRESENTATION

Operator

Good day, ladies and gentlemen. Welcome to the Q1 2013 RAIT Financial Trust earnings conference call. My name is Steve and I will be your operator today.
At this time, all participants are in a listen-only mode. We will conduct a question-and-answer session towards the end of this conference. (Operator Instructions)
As a reminder, this call is being recorded for replay purposes. Now I would like to turn the call over to Andres Viroslav.

Andres Viroslav - RAIT Financial Trust — IR

Thank you, Steve, and good morning to everyone. Thank you for joining us today to review RAIT Financial Trust’s first-quarter 2013 financial results. On the call with me today are Scott Schaeffer, Chief Executive Officer, and Jim Sebra, RAIT’s Chief Financial Officer.

This morning’s call is being webcast on our website at www.raitft.com. There will be a replay of the call available via webcast on our website and telephonically beginning at approximately 11 AM Eastern Time today. The dial-in for the replay is 888-286-8010 with a confirmation code of 91207640.

Before I turn the call over to Scott, I would like to remind everyone that there may be forward-looking statements made in this call. These forward-looking statements reflect RAIT’s current views with respect to future events and financial performance. Actual results could differ substantially and materially from what RAIT has projected. Such statements are made in good faith pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Please refer to RAIT’s press release and filings with the SEC for factors that could affect the accuracy of our expectations or cause our future results to differ materially from those expectations. Participants may discuss non-GAAP financial measures in this call. A copy of RAIT’s press release containing financial information, other statistical information, and a reconciliation of non-GAAP financial measures to the most directly comparable GAAP financial measure is attached to RAIT’s most recent current report on Form 8-K available at RAIT’s website, www.raitft.com, under Investor Relations. RAIT’s other SEC filings are also available through this link. RAIT does not undertake to update forward-looking statements in this call or with respect to matters described herein, except as may be required by law.

Participants may discuss an offering of common stock by Independence Realty Trust, Inc., a RAIT-sponsored and managed multifamily equity REIT. An amendment to the registration statement relating to these securities has been filed with the SEC, but has not yet become effective. These securities may not be sold, nor may offers to buy be accepted prior to the time the amendment becomes effective. A copy of the amendment may be obtained by contacting Investor Relations at the contact information in the press release and is available on the SEC’s website at www.SEC.gov.

Now I would like to turn the call over to RAIT’s Chief Executive Officer, Scott Schaeffer.

Scott Schaeffer - RAIT Financial Trust — CEO

Thanks, Andres, and thank you all for joining our call today. I am pleased to report that this has been another strong quarter for RAIT. This is demonstrated by our results this quarter in a number of key areas when compared to the first quarter of 2012.

AFFO increased 100% to $18.6 million during the quarter from $9.3 million. AFFO per share increased 48% to $0.31 per share during the quarter from $0.21. Total revenues increased 27% to $58.3 million from $45.8 million. Operating income increased 326% to $14.4 million from $3.4 million. In addition, net operating income from our portfolio of owned properties increased to $12.8 million, or 16%, from $11 million at the first quarter of 2012.

On a linked-quarter basis, AFFO per share was $0.02 lower, mainly due to a severance expense of approximately $1.1 million in the quarter and due to RAIT not receiving the full quarter’s income benefit from the deployment of proceeds from our December equity offering. It is important to reiterate that it typically takes up to 90 days to fully deploy proceeds from our capital-raising activity. We expect to fully deploy the capital from our March offering by the end of the second quarter.

We are clearly experiencing growth in all aspects of our business — loan originations, conduit loan sales, and property net operating income. This growth, plus stable credit performance within our loan portfolio, are the key drivers of our operating performance.

Loan production continues to ramp, reflecting the investment in our loan origination and credit underwriting department. During the quarter we funded $95 million of loans, including $69 million of conduit loans, $21 million of bridge loans, and a $5 million mezzanine loan for the balance sheet. Repayments in our CRE loan book were minimal at only $2 million during the quarter.

We sold $41 million of conduit loans during the first quarter, as compared to no loan sales during the first quarter of 2012 as the conduit loan sale initiative didn’t begin in earnest until the second half of 2012.

As a result of the performance across our core businesses, RAIT’s Board announced our third consecutive quarterly common dividend increase to $0.12 per share for the first quarter of 2013, representing a 20% increase from the prior quarter’s dividend and a 50% increase from the first-quarter 2012 dividend.

At this point I would like to turn the call over to Jim to go through the financial results in more detail. Jim?

Jim Sebra - RAIT Financial Trust — CFO & Treasurer

Thank you, Scott. During the first quarter, AFFO increased 48% to $0.31 per share, up from $0.21 in the first quarter of 2012.

Compared to Q1 of 2012, investment interest income was up $3.3 million due to increased loan production, while investment interest expense was down $1.0 million as our interest rate hedges continued to amortize according to their terms. As a result, net interest margin increased $4.3 million, a 22% increase. As we have highlighted on previous earnings calls, for the remainder of 2013 we are expecting additional savings when compared to 2012 in our interest rate hedge costs associated with our CRE CDOs of approximately $2.3 million as $44 million of hedges will continue to amortize. For the three-month period ended March 31, 2013, our loan production was $95 million with $69 million associated with our conduit business. The new loans we are closing have underwritten LTVs ranging from 58% to 83% and debt yields ranging from 8% to 16%. From a portfolio perspective, we continue to see improved credit statistics within our nonaccrual loans decreasing to $68 million, or 6.1% of our loan portfolio. We continue to maintain loan-loss reserves at approximately 38% of our nonaccrual loans and believe that we are adequately reserved for any potential future losses.

Rental income increased by 9%, or $2.3 million, in Q1 of 2013 as compared to Q1 2012 due to the three properties we acquired since March 31, 2012, and the continued improvement in occupancy and rental rates in the historical real estate portfolio. Multifamily occupancy at the end of Q1 2013 was 92.6%, up from 90.4% in Q1 2012. Average office and retail occupancy at the end of Q1 2013 was 69.7%, up from 69.1% in Q1 2012. Rental rates also continued to improve with multifamily rates increasing to $720 per unit per month during Q1 2013, a 4% increase since Q1 2012.

Lastly, fee and other income is up $5.8 million in Q1 2013 as compared to Q1 2012, primarily due to the sale of $41 million of conduit loans which resulted in $3.1 million of profit during the current quarter.

With respect to our expenses, a couple items of note:

Interest expense for Q1 2013 is down $1.2 million compared to the first quarter of 2012, due to lower outstanding debt and lower interest cost on $25 million of subordinated debt that flipped from a fixed rate to a floating rate of interest during the second quarter of 2012.

Property operating expenses for Q1 2013 increased by $600,000 as compared to the first quarter of 2012. All of this increase was the result of the three properties acquired since March 31, 2012.

The improvement in rental revenue and the stability of our property operating expenses improved net operating income by $1.7 million to $12.8 million for Q1 2013, a 16% increase since Q1 2012.

Combined compensation and administrative expenses are down to approximately 18% of total revenue in Q1 2013 as compared to 21% of total revenue in Q1 2012. Included in compensation expense in Q1 2013 is $1.1 million of severance costs that are non-recurring. Excluding this one-time item, our combined compensation and administrative expenses are consistent with Q1 2012 on a dollar basis, but down significantly to 17% of our reported revenue as compared to Q1 2012.

For the first quarter of 2013, operating income was $14.4 million, a 326% increase over Q1 2012 operating income of $3.4 million. This is an $11 million increase quarter to quarter. The combination of conduit loan sales, the broad improvement in our net interest margin, and our property NOI drove our operating income higher in Q1 2013 as compared to Q1 2012.

As with prior quarters, we recorded a GAAP net loss for Q1 2013 of $91 million, or $1.50 per share. The GAAP net loss was attributable to $100 million of continued negative changes in the fair value of our various financial instruments. The primary driver of the negative changes in the fair value of our financial instruments was an increase in the market price of the legacy Taberna securitization liabilities that we consolidate. Please remember that the changes in the fair value of our financial instruments are non-cash. As such, we believe that our presentation and discussion of AFFO is more indicative of our financial performance.

With respect to our CRE CDOs, we continue to meet all of our overcollateralization tests. At March 31, 2013, CRE CDO 1 reported an OC test of 126.8%, above the required level of 116.2%. CRE CDO 2 reported an OC test of 117.7%, above the required level of 111.7%. These OC test results are largely unchanged compared to year-end 2012.

As of March 31, 2013, we have continued to maintain good liquidity and capital available for investments. In March 2013 we accessed the capital markets and raised proceeds of $70 million. That offering closed in April 2013. We ended the quarter with $483 million of capital available for investment comprised of $64 million of cash on hand, $247 million of availability under our two conduit warehouse lines, $137 million of availability under our bridge loan facility, and $35 million of remaining commitment from an Almanac affiliate. Lastly, after paydown of $19.4 million of recourse debt in the first quarter of 2013 we have no unsecured recourse debt maturities until April 2016.

Scott, this concludes the financial report. Back to you.

Scott Schaeffer - RAIT Financial Trust — CEO

Thanks, Jim.

Let’s take a moment to discuss our focus for the remainder of 2013. The theme for RAIT continues to be growth. Our pipelines for both conduit and bridge loan opportunities continue to grow, including the pipeline of accepted loan applications which has steadily increased since the beginning of the year. We currently have approximately $180 million of loans under application which we are working to close by the end of the second quarter. To support this growth we increased our loan origination staff and we have also added underwriters and asset managers.

Additionally, the bridge loan lending business continues ramping and we are moving forward as planned with the goal of securitizing the initial bridge loan portfolio later this year. As of this call, the initial bridge portfolio totals $48 million. Unlike the conduit lending business, where the loans were originated for sale, the bridge loan production will increase our assets as we expect to retain the below investment grade tranches of any future securitized loan pools on our balance sheet. RAIT will continue to originate and close loans based on solid credit fundamentals that provide strong risk-adjusted returns, utilizing our seasoned commercial real estate platform.

Before opening up the call for questions, I would like to update you about our capital raising strategy for Independence Realty Trust, a RAIT-sponsored and managed multifamily equity REIT. On April 26th, we filed an amended registration statement with the SEC that modifies our approach to raising capital for IRT. We have moved away from raising capital utilizing the traditional nonlisted REIT format and moved towards an underwritten public offering of IRT’s common stock. If successful, IRT will become a listed company. The change reflects our belief that opportunities to raise capital exists today in the publicly-listed market for IRT that did not exist when IRT was formed. Because this amendment has not yet been declared effective by the SEC, I am limited in my ability to discuss this offering at this time and direct you to IRT’s filed amendment, as Andres has mentioned earlier.

At this time, operator, I think we should open the call up for questions.

QUESTION AND ANSWER

Operator

(Operator Instructions) As there are no questions, I would like to turn the call over to Scott Schaeffer for closing remarks.

Scott Schaeffer - RAIT Financial Trust — CEO

I’m happy to say that we must have provided a fulsome report.

In summary, RAIT is in a strong position and 2013 is off to a good start. Our pipelines are growing, cash flow continues to increase, and we have access to capital, and our balance sheet remains stable. We look forward to sharing our progress with you next quarter.

Thank you for joining our call today and your continued interest in RAIT.

Operator

Thank you for your participation in today’s conference. This concludes the presentation. You may now disconnect. Have a good day.